SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
RESORTQUEST INTERNATIONAL
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                April 29, 2002

Dear Shareholder,

        On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Thursday, May 30, 2002. At the meeting, we will review ResortQuest's performance for fiscal year 2001 and our expectations for the future.

        A notice of the meeting and Proxy Statement follow. You will also find enclosed your proxy voting card and the 2001 Annual Report. I would like to take this opportunity to remind you that your vote is important. Please take a moment now to complete, sign and date the enclosed proxy voting card and return it in the postage-paid envelope we have provided.

        Thank you for your ongoing support of and continuing interest in ResortQuest. I look forward to seeing you on May 30th and addressing your questions and comments.

Sincerely,

David L. Levine Chairman, President and Chief Executive Officer

530 OAK COURT DRIVE, SUITE 360    •    MEMPHIS, TN 38117     •    901-762-0600

                                April 29, 2002

NOTICE OF THE 2002
ANNUAL MEETING OF SHAREHOLDERS

        The Annual Meeting of Shareholders of ResortQuest International, Inc. will be held on Thursday, May 30, 2002, at 9:00 a.m., at The Peabody Hotel, 149 Union Avenue, Memphis, Tennessee 38103, to consider and take action on the following matters:

        1.    The election of seven directors to serve until the next annual meeting of shareholders;

        2.    The transaction of any other business that is properly raised at the meeting.

        Your Board of Directors recommends a vote "in favor of" the proposal.

By Order of the Board of Directors,

David L. Levine Chairman, President and Chief Executive Officer

530 OAK COURT DRIVE, SUITE 360    •    MEMPHIS, TN 38117     •    901-762-0600

i

Corporate Performance	13
Compensation of Executive Officers	14
Summary of Compensation	14
Option Grants in Fiscal 2001 and Fiscal Year-End Option Values	15
Employment Agreements and Covenants Not to Compete	16
Indemnification Agreements	17
Incentive Plan	18
Savings and Retirement Plan	18
Certain Relationships and Related Transactions	19
Leases of Facilities	19
Management Agreements	19
Other Transactions	20
Item 2 — Other Matters	23

ii

RESORTQUEST INTERNATIONAL, INC.
530 Oak Court Drive, Suite 360
Memphis, Tennessee 38117

PROXY STATEMENT

ANNUAL MEETING INFORMATION

        This proxy statement contains information related to the Annual Meeting of Shareholders of ResortQuest International, Inc. to be held on Thursday, May 30, 2002 beginning at 9:00 a.m., at The Peabody Hotel, 149 Union Avenue, Memphis, Tennessee 38103, and at any postponements or adjournments thereof. This proxy statement was prepared under the direction of ResortQuest's Board of Directors to solicit your proxy for use at the Annual Meeting. The approximate date of mailing this proxy statement is April 29, 2002.

What am I voting on?

        You will be asked to elect nominees to serve on the Board of Directors. The Board of Directors is not aware of any other matters to be presented for action at the meeting.

        Arthur Andersen LLP served as our independent accountants since our inception in 1998. A representative of Arthur Andersen LLP will be present at the Annual Meeting. The representative will have an opportunity to speak and respond to your questions.

        In view of the unprecedented nature of the current situation involving Arthur Andersen LLP, the Audit Committee has requested management to solicit bids for audit services from members of the big five independent accounting firms, including Arthur Andersen LLP. Management will present the bids to the Audit Committee for the committee's recommendation, which recommendation will be presented to the Board of Directors for final approval. Under the circumstances, the Board of Directors is not in a position to recommend to the stockholders an independent accounting firm for ratification at the 2002 Annual Meeting.

How does the Board of Directors
recommend I vote on the proposals?

        The Board recommends a vote FOR each of the nominees for election to the Board of Directors for the 2002 fiscal year.

Who is entitled to vote?

        ResortQuest's outstanding Common Stock consists of Restricted Common Stock and non-restricted Common Stock (together, the "Common Stock"). Shareholders owning our Common Stock on April 22, 2002 are entitled to vote at the Annual Meeting, or any postponement or adjournment of the meeting. These shares include (1) shares held directly in your name as the shareholder of record and (2) shares held for you as beneficial owner through a stockbroker, bank or other nominee. Each holder of Restricted Common Stock has one-half vote per share on all matters to be voted. Each holder of non-restricted Common Stock has one vote per share on all matters to be voted on. On April 22, 2002, there were 19,243,249 shares of Common Stock outstanding, consisting of 2,305,216 shares of Restricted Common Stock and 16,948,233 shares of non-restricted Common Stock.

What is the difference between holding shares as a
shareholder of record and as a beneficial owner?

        Many ResortQuest shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

        Shareholder of record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by ResortQuest. As the shareholder of record, you have the right to grant your voting proxy directly to ResortQuest or to vote in person at the Annual Meeting. ResortQuest has enclosed a proxy card for you to use.

        Beneficial owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How can I vote my shares in person at the meeting?

        Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

How can I vote my shares without attending the meeting?

        Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting. You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in "How are votes counted?"

Can I change my vote?

        You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the Annual Meeting and voting in person.

        Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

How are votes counted?

        In the election of directors, you may vote "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendation of the Board ("FOR" all of the nominees to the Board for the 2002 fiscal year and, in the discretion of the proxy holders, on any other matters that properly come before the meeting).

What does it mean if I receive more than one proxy
or voting instruction card?

        It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

What is a quorum?

        A "quorum" is the presence at the meeting, in person or by proxy, of the holders of a number of shares entitling them to exercise a majority of the voting power of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. There must be a quorum for the meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Delaware law. Shares held by brokers in street name and for which the beneficial owners have withheld the discretion to vote from brokers are called "broker non-votes." They are counted to determine if a quorum is present, but are not considered a vote cast under Delaware law. Broker non-votes will not affect the outcome of a vote on a particular matter.

What vote is required to approve each item?

        The director nominees will be elected by a plurality of the votes cast at the Annual Meeting. All other matters to be considered at the meeting require the affirmative vote of a majority of the votes cast at the meeting to be approved.

Who will count the vote?

        American Stock Transfer & Trust Company will tabulate the votes cast by proxy or in person at the Annual Meeting.

What is the deadline for shareholder
proposals for next year's Annual Meeting?

        Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission. Proposals intended for inclusion in next year's proxy statement and proxy card must be received by ResortQuest not later than December 30, 2002. If we do not receive notice of any other matter that a shareholder wishes to raise at the Annual Meeting in 2003 by March 15, 2003 and a matter is raised at that meeting, the proxies will have discretionary authority to vote on the matter. All proposals and notifications should be addressed to ResortQuest's Secretary, ResortQuest International, Inc., 530 Oak Court Drive, Suite 360, Memphis, Tennessee 38117.

How much did this proxy solicitation cost?

        We have engaged D. F. King & Co., Inc. to assist us in the distribution of proxy materials and the solicitation of votes. We will pay D. F. King & Co. a fee of $5,000 plus expenses for these services. We also reimburse banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain directors, officers and regular employees of ResortQuest and its subsidiaries may solicit proxies personally or by telephone or facsimile without additional compensation.

SECURITIES OWNERSHIP OF MANAGEMENT
AND PRINCIPAL STOCKHOLDERS

        The following table shows the number of shares of Common Stock beneficially owned by each person known to ResortQuest to beneficially own more than 5% of the Common Stock, by the directors and the Named Executive Officers listed on page 15, and by the directors and all ResortQuest executive officers as a group. Unless otherwise indicated, the persons listed have an address c/o ResortQuest's executive offices and have sole voting and investment power with respect to their shares. The table shows ownership as of January 1, 2002.

Security Ownership of Management and Principal Stockholders

Name	Shares of Common Stock Beneficially Owned	Percentage Owned

Par Capital Management, Inc. (1) PAR Investment Partners, L.P. Par Group, L.P.	1,781,200	8.9

Dimensional Fund Advisors, Inc. (2)	1,194,100	6.0

David L. Levine (3)(4)	226,250	*

James S. Olin (3)	110,849	*

W. Michael Murphy (3)(5)	148,033	*

Frederick L. Farmer (3)	131,000	*

J. Mitchell Collins (3)	46,667	*

William W. Abbott, Jr. (3)	165,091	*

Elan J. Blutinger (3)(6)	841,872	4.2

Joshua M. Freeman (3)(7)(8)	943,685	4.7

Colin V. Reed (3)	25,000	*

David C. Sullivan (3)(9)	429,440	2.1

Joseph V. Vittoria (3)	65,000	*

Theodore L. Weise (3)	66,000	*

All directors and executive officers as a group (12 persons including those listed above)	3,198,887	16.0

*
Less than 1.0%
(1)
The address for the group is One Financial Center, Suite 1600, Boston, MA 02111. Information is based solely on our review of the Schedule 13G/A, as filed by the shareholder with the Securities and Exchange Commission on February 14, 2002. Members of the group share both voting and dispositive power.
(2)
The address of the shareholder is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Information is based solely on our review of the Schedule 13G, as filed by the shareholder with the Securities and Exchange Commission on January 30, 2002.
(3)
Includes the following number of shares that the named individual has the right to acquire as of May 10, 2002 (18 days after April 22, 2002) through the exercise of stock options: 163,250 shares for Mr. Levine, 80,635 shares for Mr. Olin, 105,833 shares for Mr. Murphy, 101,250 shares for Mr. Farmer, 41,667 shares for Mr. Collins, 162,000 shares for Mr. Sullivan, 15,000 shares for Mr. Reed, 20,000 shares for Mr. Freeman and 25,000 shares for each of Messrs. Abbott, Blutinger, Vittoria and Weise.
(4)
Includes 15,000 shares held in trust for the benefit of his minor children.
(5)
Includes 200 shares owned by his spouse.
(6)
Includes 41,667 shares that may be acquired upon the exercisable options held by Alpine Consolidated II, LLC, of which Mr. Blutinger is a Managing Director.
(7)
Includes 33,000 shares held by the Carl M. Freeman Foundation, Inc. (the "Freeman Foundation"), of which Mr. Freeman is a trustee and over which he shares voting and investment power. Mr. Freeman disclaims beneficial ownership of these shares.
(8)
Mr. Freeman was a director of the Company until May 2001.
(9)
Includes 2,754 shares attributed to Mr. Sullivan's account in the ResortQuest Savings and Retirement Plan. Participants have voting power over shares purchased with their own contributions.

ITEM 1 — ELECTION OF DIRECTORS

NOMINEES

        Seven directors will be elected at the Annual Meeting. Directors will serve until the next annual meeting or until their earlier resignation or removal. All of the nominees have served as directors since the last annual meeting.

        The Board knows of no reason why any nominee may be unable to serve as a director. If any nominee listed below is not available for election, proxies will be voted for such other person as the Board of Directors may nominate.

        The nominees and their biographies are as follows:

WILLIAM W. ABBOTT, JR.
Director since November 1998
Age 56

        Mr. Abbott is a consultant to ResortQuest. He previously served as Vice Chairman of Abbott Resorts, Inc. from March 1997 to November 1998. He served as President and Chairman of the Board of Abbott Resorts from 1976 to March 1997. Abbott Resorts, the largest provider of beach vacation property rentals, management services and real estate sales in Florida, is a ResortQuest subsidiary.

ELAN J. BLUTINGER
Director since September 1997
Age 46

        Mr. Blutinger is a founding partner of Alpine Consolidated LLC, a merchant bank specializing in the consolidation of fragmented industries. He is also Managing Director of Alpine Europe LLC. He was a co-founder and director of Travel Services International, Inc. until its acquisition in 2000. From 1987 until its acquisition in 1995, Mr. Blutinger was the Chief Executive Officer of Shoppers Express, which became "OnCart" in 1997, an electronic retailing service. From 1983 until its acquisition in 1986 by IDI, Mr. Blutinger was Chief Executive Officer of DSI, a wholesale software distributor. Mr. Blutinger is also a director of Online Travel Corp., a publicly traded company in the United Kingdom (LSE: ONT) and the Hotel Reservations Network (NASDAQ: ROOM).

DAVID L. LEVINE
Director since May 1998
Age 54

        Mr. Levine is the Chairman and Chief Executive Officer of ResortQuest. He served as Chairman, President and Chief Executive Officer of ResortQuest from May 2000 to April 2002. He served as President and Chief Executive Officer of ResortQuest from December 1999 to

May 2000 and as President and Chief Operating Officer from May 1998 until December 1999. Mr. Levine was President and Chief Operating Officer of Equity Inns, Inc., a real estate investment trust that specializes in hotel acquisitions, from June 1994 to April 1998. Mr. Levine was also President and Chief Operations Officer of Trust Management Inc., which operated Equity Inns' properties, from June 1994 until November 1996. Prior to that, he was President of North American Hospitality, Inc., a hotel management and consulting company, which he formed in 1985.

COLIN V. REED
Director since August 2000
Age 54

        In May 2001, Mr. Reed became President and Chief Executive Officer of Gaylord Entertainment Company. Mr. Reed had been a member of the three-executive Office of the President of Harrah's Entertainment, Inc. from May 1999 to May 2001. Mr. Reed was a director of Harrah's from December 1998 to May 2000 and the Chief Financial Officer of Harrah's from April 1997 to May 2001. He was Executive Vice President of Harrah's from September 1995 to May 1999 and has served in several other management positions with Harrah's and its predecessor, Holiday Corporation, since 1977. He was a member of the Executive Committee of the Harrah's Board. Mr. Reed also served as director and Chairman of the Board of JCC Holding Company. JCC Holding Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code on January 4, 2001.

DAVID C. SULLIVAN
Director since May 1998
Age 62

        Mr. Sullivan is a consultant to ResortQuest. He served as Chairman of ResortQuest from December 1999 to May 2000. From May 1998 to December 1999, he was the Chairman and Chief Executive Officer of ResortQuest. From April 1995 to December 1997, Mr. Sullivan was the Executive Vice President and Chief Operating Officer, and a director, of Promus Hotel Corporation, a publicly traded hotel franchisor, manager and owner of hotels whose brands include Hampton Inn, Homewood Suites and Embassy Suites. Mr. Sullivan is also a director of Winston Hotels, Inc. and John Q. Hammons Hotels, Inc.

JOSEPH V. VITTORIA
Director since May 1998
Age 66

        Mr. Vittoria has been the Chairman of Puradyn Filter Technologies, Inc. since February 2000. He was the Chairman and Chief Executive Officer of Travel Services International, Inc., a leading single source distributor of specialized leisure travel services, from July 1997 until its acquisition by Airtours PLC in March 2000. From September 1987 to February 1997, Mr. Vittoria was the Chairman and Chief Executive Officer of Avis, Inc., a multi-national auto rental company. Mr. Vittoria serves on the Board of Directors of Transmedia Asia Pacific, Inc. and Sirius Satellite Radio Inc.

THEODORE L. WEISE
Director since May 1998
Age 57

        Mr. Weise is a consultant to Federal Express Corporation. From February 1998 to February 2000, Mr. Weise served as the President and Chief Executive Officer of Federal Express Corporation, the world's largest express transportation company. He was previously Executive Vice President and Chief Operating Officer of Federal Express Corporation from February 1996 to February 1998. From August 1991 to February 1996 he served as Senior Vice President of Air Operations of Federal Express Corporation. Mr. Weise is also a director of Federal Express Corporation.

BOARD COMMITTEES AND MEETING ATTENDANCE

        The Board of Directors has three committees: the Audit, Compensation and Executive. Committees report their actions to the full Board at every regular meeting. A description of the duties of each committee follows the table below.

Committee Membership and Meetings Held

Name	Audit	Compensation	Executive

William W. Abbott, Jr.		X	X

Elan J. Blutinger		X*	X

David L. Levine			X*

Colin V. Reed	X

David C. Sullivan		X

Joseph V. Vittoria	X*

Theodore L. Weise+	X	X

Number of meetings in fiscal 2001**	3	3	4

X
Member
+
Mr. Weise was a member of the Compensation Committee until May 10, 2001. He served on the Audit Committee the rest of the year.
*
Chairman
**
The Board held four meetings and took one other action by written consent in 2001. The Audit and Compensation Committees only met three times during the year. All members attended at least 75% of the aggregate of all meetings of the Board of Directors and committees of the Board.

Audit Committee

•
Examines the activities of our independent auditors to determine whether these activities are reasonably designed to assure the soundness of accounting and financial procedures.

•
Reviews our accounting policies and the objectivity of our financial reporting.

•
Considers annually the qualifications of our independent auditors and the scope of their audit and the independent auditors' fees and makes recommendations to the Board as to their selection.

•
Meets independently with our internal auditing staff, our independent auditors and our senior management.

•
Reviews the general scope of our accounting, financial reporting, annual audit and internal audit programs, as well as the results of the annual audit and review of interim financial statements, auditor independence issues and the adequacy of the Audit Committee charter.

•
The Audit Committee operates under a written charter adopted by the Board of Directors.

Compensation Committee

•
Establishes executive compensation policies and programs.

•
Recommends to the Board base salaries and target bonus levels for executive officers.

•
Approves the awards and payments to be made to employees of ResortQuest and its subsidiaries under its long-term compensation plans.

•
Makes recommendations to the Board of Directors concerning outside director compensation.

•
Reviews the qualifications of persons eligible to stand for election as directors and makes recommendations to the Board on this matter.

•
Considers as nominees for director qualified persons recommended by directors, management and shareholders. Written recommendations for director nominees should be delivered to the Secretary, ResortQuest International, Inc., 530 Oak Court Drive, Suite 360, Memphis, TN 38117. ResortQuest's bylaws do not permit shareholders to nominate candidates from the floor at an annual meeting without notifying the Secretary at least 60 but not more than 90 days prior to the date of the annual meeting. Notification must include certain information detailed in the bylaws. If you intend to nominate a candidate from the floor at the annual meeting, please contact the Secretary.

Executive Committee

•
Has the full power of the Board between meetings of the Board, except that it cannot amend ResortQuest's bylaws, recommend any action that requires the approval of shareholders or any other action not permitted to be delegated to a committee under Delaware law.

COMPENSATION OF DIRECTORS

        Employee directors receive no additional compensation for serving on the Board of Directors or its Committees. Non-employee directors receive $3,000 for attendance at each Board meeting and $1,500 for each committee meeting.

        Under ResortQuest's Amended and Restated 1998 Long-Term Incentive Plan (the "Incentive Plan"), each non-employee director also receives an option to acquire 10,000 shares of Common Stock upon the non-employee director's initial election as a director and an annual option to acquire 5,000 shares at each annual meeting at which the non-employee director is re-elected or continues to serve. These options vest upon issuance and will have an exercise price equal to the fair market value of a share of Common Stock on the date the options are issued.

REPORT OF THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

        The Audit Committee of the Board of Directors operates pursuant to a written charter, a copy of which was attached as Appendix A to the proxy statement for the annual meeting of shareholders held in May 2001. This written charter is required to be filed with the Company's proxy statement one out of every three years. All of the Audit Committee members are independent, as independence is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards, as applicable.

        The Audit Committee has reviewed and discussed ResortQuest's audited financial statements for fiscal 2001 with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380) as amended or supplemented. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standard Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee), as modified or supplemented, and has discussed with management and the independent auditors the independent auditor's independence.

        Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in ResortQuest's Annual Report on Form 10-K for the 2001 fiscal year for filing with the Securities and Exchange Commission.

    Audit Committee
    Joseph V. Vittoria, Chairman
    Colin V. Reed
    Theodore L. Weise

FEES PAID TO INDEPENDENT AUDITORS

Audit Fees

        For fiscal 2001, the aggregate professional fees and expense reimbursements for the annual audit and interim quarterly reviews performed by ResortQuest's independent public accountants were $213,575.

Financial Information Systems
Design and Implementation Fees

        For fiscal 2001, the aggregate fees and expense reimbursements for the system design and software and hardware implementation performed by ResortQuest's independent public accountants were $141,356.

All Other Fees

        For fiscal 2001, all other fees and expense reimbursements billed by ResortQuest's independent public accountants amounted to $268,118.

        The Audit Committee of the Board of Directors has considered whether the provision of non-auditing services is consistent with maintaining the auditor's independence.

REPORT OF THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS

General

        The Compensation Committee of the Board of Directors for the fiscal year ended December 31, 2001 was comprised entirely of non-employee directors, Messrs. Abbott, Blutinger and Sullivan. The Compensation Committee is responsible for establishing and administering ResortQuest's executive compensation programs.

The Executive Compensation Plan

        The Compensation Committee's compensation philosophy is designed to support ResortQuest's primary objective of creating value for shareholders. The Compensation Committee believes that the following compensation strategies for ResortQuest's executive officers, including the Chief Executive Officer (the "CEO"), achieve this objective:

•
Attract and retain talented executives — ResortQuest provides core compensation in the form of base salary and benefit programs that are comparable to those of similarly sized companies in the resort/leisure/ hospitality industry. The base salary target is generally based on industry survey results. For higher levels of responsibility, the base salary component is intended to be a diminishing portion of the executive's potential total compensation.

•
Emphasize pay for performance — ResortQuest's incentive plan establishes a significant relationship between current ResortQuest performance and incentive compensation, on a sliding scale basis, with substantial rewards possible for exceptional results and no reward for results below plan. One of the principal factors considered in the incentive plan is the relationship of ResortQuest's earnings per share to stated performance objectives.

•
Encourage management stock ownership — The Compensation Committee firmly believes that long-term shareholder value will be significantly enhanced by management stock ownership. As a result, ResortQuest's stock option program strongly encourages stock ownership by executive officers.

        ResortQuest generally establishes base salary ranges by considering compensation levels in similarly sized companies in the resort/leisure/hospitality industry. In 2001, ResortQuest retained the services of a compensation consultant to review its executive compensation practices and base salary. As a result of the compensation study conducted, ResortQuest, adjusted certain executive salaries upward to reflect comparable positions of responsibility in comparable companies. The base salary targets are generally established based upon industry survey results in light of ResortQuest's strategic goals compared to other publicly owned, growth-oriented companies. ResortQuest's current philosophy is to pay base salaries sufficient to attract and retain executives with broad, proven track records of performance.

        The base salary and performance of each executive officer is reviewed periodically (at least annually) by his or her immediate supervisor (or the Compensation Committee in the case of the Chairman, President and CEO) resulting in salary actions as appropriate. An executive officer's level of responsibility is the primary factor used in determining base salary. Individual performance and industry information are also considered in determining any salary adjustment. The Compensation Committee reviews and approves all executive officer salary adjustments as recommended by the CEO. The Committee reviews the performance of the CEO and establishes his base salary.

        In addition to compensation through base salaries, the Compensation Committee has the authority to issue performance-based bonuses. For 2001, the Compensation Committee approved a cash bonus program based on the attainment of budgeted earnings per share and other key drivers or quantitative measures that coincide with ResortQuest's primary business objectives. Incentive bonuses will be paid only to the extent that ResortQuest meets performance objectives. Bonus awards are based on the Compensation Committee's determination of the individual's position and level of responsibility and the individual's impact on ResortQuest's financial success. Bonus payments may, at the discretion of the Compensation Committee, be made in cash or stock options. Bonus payments were made in connection with performance in 2001.

        The Compensation Committee is also responsible for the approval of option grants for employees, the number of shares subject to such options and the terms and conditions of such options, consistent with the Incentive Plan. In addition to year-end performance bonuses, determinations of option grants may be made during the year, either in connection with new acquisitions, additional equity offerings, or the addition of new key personnel, as appropriate in furtherance of ResortQuest's objectives. Such objectives may include recognition of past qualitative performance and incentives to continue the growth and profits of our business.

CEO Compensation

        Mr. Levine has served as Chief Executive Officer of ResortQuest since December 7, 1999. In establishing Mr. Levine's base salary, the Compensation Committee considered the factors discussed above, including the level of CEO compensation in other publicly owned/growth oriented and similar sized companies in comparable industries. Mr. Levine's base salary and the grant in December 2001 of 39,000 stock options was based on ResortQuest performance in 2001 and Mr. Levine's demonstrated ability to grow ResortQuest through acquisitions, expanding internal growth opportunities and ResortQuest's increase in shareholder value since taking on the CEO role in December 1999.

        The Compensation Committee believes the additional stock option grant reflected ResortQuest's need to retain a talented senior executive with the background, experience and leadership skills to help ResortQuest fully integrate the operations of recently acquired companies and pursue ResortQuest's focus on internal growth.

Policy on Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code generally limits the tax deduction to public companies for compensation over $1 million paid to a corporation's chief executive officer and the four next most highly compensated executive officers, except to the extent that any such excess compensation is paid pursuant to a performance-based or stock option plan that has been approved by stockholders. The Compensation Committee will study the potential impact of Section 162(m) and will, to the extent it deems appropriate, take reasonable steps to minimize or eliminate any potential impact of Section 162(m) on ResortQuest, while at the same time preserving the objective of providing appropriate incentive awards. The Compensation Committee believes that there are no current executive compensation programs or outstanding awards that would be impacted by Section 162(m).

    Compensation Committee
    Elan J. Blutinger, Chairman
    William W. Abbott, Jr.
    David C. Sullivan

Compensation Committee Interlocks and
Insider Participation

        During 2001, the Compensation Committee was composed of Messrs. Blutinger, Abbott and Sullivan. Mr. Abbott is not nor has been an officer or employee of ResortQuest or its subsidiaries. Mr. Blutinger was an officer of ResortQuest prior to our initial public offering in May 1998. Mr. Sullivan served as Chairman of ResortQuest from December 1999 to May 2000 and as Chairman, President and CEO from May 1998 to December 2000. ResortQuest and Mr. Sullivan entered into a consulting agreement in May 2000, for a term of approximately 26 months. Under the agreement, ResortQuest pays consulting fees of $12,500 per month.

CORPORATE PERFORMANCE

        The following graph reflects a comparison of the cumulative total shareholder return on the Common Stock as compared to the cumulative total return of two indexes: the S&P 500 Index and the Russell 2000 Index, which ResortQuest was selected to join in 2001. The graph covers the period from May 20, 1998, the date on which ResortQuest Common Stock commenced trading on the New York Stock Exchange, to December 31, 2001. The graph assumes that $100 was invested in ResortQuest Common Stock at its closing price on May 20, 1998 and each index on May 20, 1998.

                COMPARISON OF SHAREHOLDER RETURN

		December 31,
	May 20, 1998	1998	1999	2000	2001
Russell 2000 Index	$100	$ 90	$108	$103	$104
S&P 500 Index	$100	$110	$131	$118	$103
ResortQuest International	$100	$133	$ 38	$ 56	$ 43

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

        The following table shows cash and other compensation paid or accrued during each of the three most recent fiscal years to ResortQuest's Chief Executive Officer and each of the four other most highly compensated executive officers (the "Named Executive Officers").

Summary Compensation Table

Name and Principal Position	Fiscal Year(1)	Salary		Bonus		Other Annual Compensation		Securities Underlying Options Granted	LTIP Payouts		All Other Compensation

David L. Levine Chairman, President and Chief Executive Officer	2001 2000 1999	$ $ $	325,000 275,000 195,625	$ $ $	81,250 302,500 —	$ $ $	— — —	39,000 40,000 140,500	$ $	— —	$ $	— —

James. S. Olin Executive Vice President and Chief Operating Officer	2001 2000	$ $	275,000 240,000	$ $	45,000 158,400	$ $	— —	21,000 110,000		$—		$—

Frederick L. Farmer Executive Vice President and Chief Information Officer	2001 2000 1999	$ $ $	220,000 200,000 139,583	$ $ $	35,000 110,000 —	$ $ $	— — —	21,000 55,000 25,000	$ $	— —	$ $	— —

W. Michael Murphy Senior Vice President and Chief Development Officer	2001 2000 1999	$ $ $	220,000 210,000 167,500	$ $ $	45,000 115,500 —	$ $ $	— — —	16,333 65,000 45,000	$ $	— —	$ $	— —

J. Mitchell Collins Senior Vice President and Chief Financial Officer (2)	2001 2000	$ $	190,000 143,979	$ $	45,000 99,000	$ $	— —	16,333 75,000		$—		$—

(1)
Mr. Levine, Mr. Farmer and Mr. Murphy commenced employment with ResortQuest upon consummation of our initial public offering (May 26, 1998). Prior to January 4, 2000, Mr. Olin had been employed since September 30, 1998 with ResortQuest as a regional vice president for a number of ResortQuest's subsidiaries in Florida and Alabama. Mr. Collins became employed with ResortQuest on March 13, 2000.
(2)
The annual salary for 2000 for Mr. Collins was $180,000.

Option Grants in Fiscal 2001
and Fiscal Year-End Option Values

        The table below presents additional information concerning option awards for each of the Named Executive Officers shown in the Summary Compensation table. None of the Named Executive Officers exercised any stock options in 2001. The options granted in fiscal 2001 become exercisable at the rate of 33 1/3% per year.

Option Grants in Fiscal 2001

	Individual Grants (1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal 2001	Exercise or Base Price Per Share	Expiration Date	0%	5%	10%

David L. Levine	39,000	16.1%	$4.94	12/3/06	$ —	$53,201	$117,561

James S. Olin	21,000	8.7%	$4.94	12/3/06	$ —	$28,647	$63,302

Frederick L. Farmer	21,000	8.7%	$4.94	12/3/06	$ —	$28,647	$63,302

W. Michael Murphy	16,333	6.8%	$4.94	12/3/06	$ —	$22,281	$49,234

J. Mitchell Collins	16,333	6.8%	$4.94	12/3/06	$ —	$22,281	$49,234

All Shareholders (3)	N/A	N/A	N/A	N/A	$ —	$26,250,490	$58,006,717

All Optionees	241,499	100%	$6.46(4)	Various	$ —	$430,851	$952,069

All optionees gain as a percentage of all stockholders gain	N/A	N/A	N/A	N/A		1.6%	1.6%

(1)
Options to purchase Common Stock expiring on April 1, 2006, May 9, 2006, June 17, 2006, June 25, 2006, July 7, 2006, October 3, 2006, October 13, 2006 and December 3, 2006 were granted under ResortQuest's Amended and Restated 1998 Long-Term Incentive Plan on April 2, 2001, May 10, 2001, June 18, 2001, June 26, 2001, July 8, 2001, October 4, 2001, October 14, 2001 and December 4, 2001, respectively.
(2)
The dollar amounts under these columns are the result of calculations at zero percent, five percent and ten percent rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of our stock price. In the above table, we did not use an alternative formula for a grant valuation, as we are not aware of any formula, which will determine with reasonable accuracy a present value based on future unknown or volatile factors.
(3)
These amounts represent the appreciated value which holders of Common Stock would receive at the hypothetical zero, five and ten percent rates based on the market value of Common Stock outstanding at or near the option grant dates.
(4)
Represents the weighted average price of options granted to all optionees.

Employment Agreements and Covenants
Not to Compete

        ResortQuest is a party to employment agreements with each of the Named Executive Officers. The employment agreements, as amended, for Messrs. Levine, Olin, Farmer, Murphy and Collins provide for annual base salaries of $325,000, $275,000, $220,000, $220,000 and $190,000, respectively. Each of the agreements for Messrs. Levine, Farmer and Murphy were for an initial term of three years. Pursuant to amendments (a restatement in the case of Mr. Levine) to each of their agreements, the initial term for their employment agreements will expire on December 15, 2006 for Mr. Levine and October 1, 2003 for Messrs. Farmer and Murphy. The initial term under the employment agreements of Messrs. Olin and Collins, will expire on October 1, 2002. Pursuant to an amendment to each of their employment agreements, the initial term will expire on October 1, 2003. Unless terminated or not renewed by ResortQuest or the employee, the term of each employment agreement will continue after the initial term on a year-to-year basis on the same terms and conditions existing at the time of renewal.

        Each employment agreement for the Named Executive Officer contains a covenant not to compete (the "Covenant") with ResortQuest while employed and for a period of two years immediately following termination of employment. Under the Covenant, the employee generally is prohibited from:

•
engaging in any hotel management or non-commercial property management, rental or sales business in direct competition with ResortQuest (or any subsidiary) within defined geographic areas in which ResortQuest or its subsidiaries does business;

•
enticing a sales representative or managerial employee of ResortQuest (or any subsidiary) away from ResortQuest (or any subsidiary);

•
calling upon any person or entity which is, or has been, within one year prior to the date of termination, a customer of ResortQuest (or any subsidiary) within defined geographic areas and subject to certain limitations; or

•
calling upon a prospective acquisition candidate, which the employee knew was approached or analyzed by ResortQuest (or any subsidiary), for the purpose of acquiring the entity unless ResortQuest (or any subsidiary) declined to pursue such acquisition candidate or at least one year elapsed since ResortQuest (or any subsidiary) has taken any action to pursue such candidate.

        The Covenant may be enforced by injunctions or restraining orders and shall be construed in accordance with the changing location of ResortQuest.

        Each of these employment agreements provides that, in the event of a termination of employment by ResortQuest without cause during the term of the agreement, the employee will be entitled to continue to receive from ResortQuest his or her then current salary for the remainder of the term of the agreement or for one year, whichever is greater.

        Each employment agreement for the Named Executive Officers provides that in the event of a change in control of ResortQuest (as defined in the agreement) during the term of the agreement, if the employee has not received notice at least five business days prior to such change in control and the successor's intent to be bound by such employment agreement, the employee may elect to terminate his or her employment and receive:

•
in one lump sum three times the employee's annual base salary for the remainder of the term of the agreement or for one year, whichever amount is greater;

•
all compensation earned or accrued and benefits due through the termination date (referred to in the agreement as "accrued obligations");

•
continued participation in all health and welfare plans at ResortQuest's expense for the employee and eligible dependents for up to

  36 months after the termination date (except that Mr. Levine is entitled to extend coverage after 84 months at his own cost); and

•
outplacement services at ResortQuest's expense for up to one year.

        If the employee's employment by ResortQuest is terminated within one year after a change of control by the employee for good reason (as defined in the employment agreement) or by ResortQuest without good cause, the employee will receive the payments and benefits described immediately above, except the lump sum payment will be equal to three times the employee's annual salary for the remainder of the contract term or two years, whichever amount is greater. Mr. Levine is entitled to receive these payments and benefits if he elects to terminate his employment for any reason within one year after a change of control.

        If the employee's employment is terminated by ResortQuest without good cause during the 180 days prior to the effective date of a change of control, the employee will receive:

•
in one lump sum a payment equal to three times the employee's annual base salary in effect at the time of employee's termination for whatever time period is remaining in the term of the employment agreement at the time of the employee's termination or for one year, whichever amount is greater, less any severance amounts previously paid at the time of termination (except that Mr. Levine will receive a lump sum payment equal to three times his annual base salary in effect at the time of his termination for the remainder of the term of the agreement or two years, whichever amount is greater, less any severance amounts previously paid at the time of termination);

•
accrued obligations;

•
continued participation in all health and welfare plans at ResortQuest's expense for the employee and eligible dependents for the period used to calculate the lump sum payment (not to exceed 36 months) after the termination date (except that Mr. Levine is entitled to extend coverage for 84 months at his own cost); and

•
outplacement services at ResortQuest's expense for up to one year.

        In the event the employee gives notice to ResortQuest at least five business days prior to a change in control, the employee may elect to terminate his or her employment agreement and receive in one lump sum equal to two times the employee's annual base salary for the remainder of the term of the agreement or one year, whichever amount is greater.

        The employment agreements also state, that in the event certain terminations, the employee may elect to waive the right to receive severance compensation and, in such event, the Covenant will not apply.

Indemnification Agreements

        ResortQuest has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require, among other things, that ResortQuest indemnify its directors and executive officers to the fullest extent permitted by law, and advance to the directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. ResortQuest must also indemnify and advance all expenses incurred by directors and executive officers seeking to enforce their rights under ResortQuest directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in ResortQuest's Articles of Incorporation and Bylaws, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights it provides.

Incentive Plan

        In March 1998, the Board of Directors and ResortQuest's shareholders approved the 1998 Long-Term Incentive Plan, which was later amended and restated effective May 13, 1999. The purpose of the Incentive Plan is to provide officers, employees, directors who are also employees, consultants and independent contractors of ResortQuest or any of its subsidiaries, with additional incentives by increasing their ownership interests in ResortQuest. Individual awards under the Incentive Plan may take the form of one or more of: (i) either incentive stock options or non-qualified stock options; (ii) stock appreciation rights; (iii) restricted or deferred stock; (iv) dividend equivalents; and (v) other awards not otherwise provided for, the value of which is based in whole or in part upon the value of ResortQuest Common Stock.

        The number of shares available for use in connection with the Incentive Plan may not exceed 15% of the aggregate number of shares of Common Stock outstanding prior to the date of grant. As of April 22, 2002, 2,886,497 shares were reserved for use in connection with the Incentive Plan, of which 2,733,522 shares had been granted and were outstanding. Shares of Common Stock which are attributable to awards, which have expired, terminated or been canceled or forfeited, are available for issuance or use in connection with future awards. All options have been granted with exercise prices at least equal to the fair market value at the time of grant.

        The Incentive Plan will remain in effect until terminated by the Board of Directors. The Incentive Plan may be amended by the Board of Directors without the consent of ResortQuest's shareholders, except that any amendment, although effective when made, will be subject to shareholder approval if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

Savings and Retirement Plan

        ResortQuest established the Savings and Retirement Plan, a 401(k) Plan, effective April 1, 1999. All employees of ResortQuest, meeting certain minimum eligibility requirements, are eligible to participate in the Savings and Retirement Plan. The Savings and Retirement Plan provides that each participant may contribute up to 20% of his or her pre-tax gross compensation (but not greater than a statutorily prescribed annual limit). The percentage elected by certain highly compensated participants may be required to be lower. The Savings and Retirement Plan permits, but does not require, additional contributions to the Savings and Retirement Plan by ResortQuest. All amounts contributed by employee participants in conformance with the Savings and Retirement Plan requirements and earnings on such contributions are fully vested at all times. Based on a match of 50% of employee contributions, up to a maximum of 6% of compensation, $1.2 million of aggregate matching contributions were made to the Savings and Retirement Plan by ResortQuest and our managed entities for the year ended December 31, 2001. The Board of Directors will determine on an annual basis whether a matching contribution will be made and, if so, at what level of contribution.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Leases of Facilities

        Abbott Resorts.    Abbott Resorts, one of our operating subsidiaries (each, an "Operating Company"), leases 9,350 square feet of office space in Destin, Florida for the main office for its property management and real estate brokerage activities from SAVA Properties, a Florida general partnership which is 25.5% owned by William Abbott, Jr. The lease expires September 29, 2018. The aggregate annual rent paid by Abbott Resorts is $118,932. Abbott Resorts leases approximately 3,700 square feet of indoor and outdoor space in Santa Rosa, Florida for its rental property management and real estate sales activities in the Santa Rosa and Grayton Beach, Florida areas from VAGAS Properties, a Florida general partnership which is 20% owned by William Abbott, Jr. The lease expires September 29, 2018. The aggregate annual rent payment is approximately $50,000.

        Abbott Resorts leases 1,665 square feet of office space in Fort Walton Beach, Florida for real estate sales activities. This property is leased on a month-to-month basis from A&A Partnership ("AAP"), a sub S corporation which is 50% owned by William Abbott, Jr. The monthly rent paid by Abbott Resorts is $1,802. As part of such lease, Abbott Resorts also leases a two-bedroom apartment at such site, which is subleased to unaffiliated third parties. Abbott Resorts also leases 2,000 square feet of office space in Destin, Florida from AAP for use as its personnel office. The lease agreement expired August 31, 2001 and Abbott Resorts is currently leasing month to month providing monthly rent of $1,943.

        Aston Hotels & Resorts® Hawaii.    Approximately 950 square feet of office space, which is part of a space leased by Aston Hotels & Resorts® Hawaii, an Operating Company, is used by a former stockholder and the previous corporate secretary of Aston Hotels & Resorts® Hawaii. Previously, Andre S. Tatibouet, former President of Aston Hotels & Resorts, former member of ResortQuest's Board and former beneficial owner of greater than five percent of our Common Stock, had agreed to assume responsibility on behalf of the former stockholder for the approximately $36,000 annual rent allocable for this space. In July 2000, the former stockholder agreed to assume responsibility for payment of the monthly rent directly to Aston Hotels & Resorts® Hawaii.

        Aston Hotels & Resorts® Hawaii leases on a month-to-month basis approximately 858 square feet of office space in a hotel owned by Mr. Tatibouet. The monthly lease amount is $1,439.

        AST Development, Inc. ("AST Development") an entity controlled by Mr. Tatibouet, utilized in 2001 approximately 125 square feet of office space leased by Aston Hotels & Resorts® Hawaii. AST Development was charged approximately $5,875 for use of this space in 2001.

        Coastal Resorts.    Coastal Resorts Realty and Coastal Resorts Management, both Operating Companies, lease office space and facilities under four separate lease agreements from Carl M. Freeman Associates, Inc. ("CMFA"). Joshua M. Freeman is the Chairman and majority shareholder of CMFA. The rent paid by CMFA under these leases was $201,861 in 2001.

Management Agreements

        Abbott Resorts.    Abbott Resorts manages vacation condominiums owned or co-owned by Mr. Abbott pursuant to Abbott Resorts' standard management agreement. Abbott Resorts received aggregate property management fees related to these properties of approximately $700,283 in 2001.

        Aston Hotels & Resorts® Hawaii.    Aston Hotels & Resorts® Hawaii manages two hotels owned by Mr. Tatibouet. The aggregate management and other fees charged by Aston Hotels & Resorts® Hawaii for the management of these properties was $748,000 in 2001. The management agreements for these hotels terminate on December 31, 2003.

        Aston Hotels & Resorts® Hawaii also manages a resort rental program under an agreement with Aston Waikki, LLC. Aston Waikki, LLC is owned by Mr. Tatibouet and is the lessee of all units in the resort rental program under a lease with an unrelated third party owner. The aggregate management and other fees charged by Aston Hotels & Resorts® Hawaii for management of this resort rental program during 2001 was $422,000.

        In addition, prior to our acquisition of Aston Hotels & Resorts, Aston Hotels & Resorts® Hawaii was a party to a lease and management agreement for a hotel dated February 21, 1991. Aston Hotels & Resorts® Hawaii transferred the lease and management agreement to AST Holdings, Inc. ("AST Holdings") and simultaneously entered into a management agreement with AST Holdings to manage the property. AST Holdings is owned by Mr. Tatibouet. The lease and AST Holding's involvement in this hotel terminated on December 31, 2000. Since December 31, 2000, Aston Hotels & Resorts® Hawaii has continued to manage the hotel for the hotel's owner under a management agreement that does not involve AST Holdings.

Other Transactions

        Abbott Resorts.    ResortQuest and Mr. Abbott entered into an agreement with respect to the payment of commissions on certain properties which were listed for sale or whose sale was pending as of the date of ResortQuest's acquisition of Abbott Resorts. Pursuant to such agreement, ResortQuest has agreed to pay upon closing of the applicable transaction to which the applicable listing and/or selling fee relates in the aggregate, up to $1,403,827 in listing and/or selling commissions on such properties. ResortQuest paid Mr. Abbott approximately $35,984 in commissions in 2001.

        In connection with the acquisition of Abbott Resorts, Mr. Abbott entered into a three-year consulting agreement with ResortQuest. For all services rendered by Mr. Abbott pursuant to the consulting agreement, ResortQuest has agreed to compensate Mr. Abbott as follows:

•
to pay a consulting fee of $125,000 per year;

•
to pay premiums for coverage for Mr. Abbott and his immediate family under such health, hospitalization, disability, dental, life and other insurance plans that ResortQuest may have in effect from time to time;

•
to reimburse Mr. Abbott for all business travel and other out-of-pocket expenses reasonably incurred by him in the performance of his duties; and

•
to pay for a full membership in the Tops'l Beach and Racquet Club (the current cost for which is $1,260 per year).

        The consulting agreement will expire on April 1, 2003. The consulting agreement is terminable by ResortQuest or Mr. Abbott, with cause on ten (10) days written notice and or without cause thirty (30) days written notice.

        Aston Hotels & Resorts® Hawaii.    Since July 22, 1997, Aston Hotels & Resorts® Hawaii has provided consulting and administrative services to AST International, LLC ("AST International") and its subsidiaries, and to AST Holdings, Inc., entities controlled by Mr. Tatibouet. AST International and its subsidiaries have been billed $28,313 by Aston Hotels & Resorts® Hawaii for its services in 2001. Aston Hotels & Resorts® Hawaii also charged Aston International and AST Holdings, Inc. $258 and $95, respectively, for expenditures on their behalf in 2001.

        At December 31, 1999, Mr. Tatibouet owed Aston Hotels & Resorts® Hawaii, either directly or through entities controlled by him (including properties managed by Aston Hotels & Resorts® Hawaii), an aggregate amount of approximately

$4,120,966. Of this amount, $4.0 million represented cash advances made prior to our acquisition of Aston Hotel & Resorts® Hawaii that were formalized in a promissory note (the "Original Note") executed at the time of the acquisition. Interest was payable semi-annually under the Note at the prime rate less 0.5%, with a minimum of 6% and maximum of 10% with principal to be paid on May 25, 2008. The remainder included interest due and certain fees and reimbursements payable under the management agreements described above.

        On February 16, 2000, ResortQuest agreed with Mr. Tatibouet to the formation of two separate notes (the "New Notes") and a new security agreement to provide additional collateral. One note for $4 million (the "A Note") replaced the Original Note. A second note in the amount of $1,080,428 (the "B Note") represented interest due on the A Note and advances to and unpaid fees earned from entities managed for or related to Mr. Tatibouet and was executed February 20, 2000. Both the A Note and the B Note are fully collateralized by certain real estate held by Mr. Tatibouet.

        The New Notes bear interest at prime rate, less 0.5%, with a minimum of 6% and a maximum of 10%. The B Note, plus accrued interest, was due and payable in two equal installments on December 31, 2000 and July 31, 2001. Payments under the A Note are interest only, due and payable every January and July 1st. The A Note is due and payable on May 25, 2008. At December 31, 2001, Mr. Tatibouet owed Aston Hotels & Resorts® Hawaii approximately $4.2 million plus accrued interest. This amount included the New Notes and certain fees and disbursements payable under the management agreements discussed above. On January 21, 2002, Mr. Tatibouet made payment of the accrued interest on the New Notes through December 31, 2001. On January 19, 2001 and on July 23, 2001, Mr. Tatibouet made payment of the principal due at December 31, 2000 and June 30, 2001, respectively, under the "B Note."

        Aston Hotels & Resorts® Hawaii has entered into a 20-year royalty free license agreement with AST Brands, LLC, an entity primarily owned by Mr. Tatibouet, for use of the name Aston Hotels & Resorts® Hawaii as well as other service marks, tradenames, trademarks and logos. At December 31, 2001, approximately sixteen years remained on the license agreement.

        On May 26, 2000, Hotel Corporation of the Pacific, Inc., a subsidiary of ResortQuest International doing business as Aston Hotels & Resorts® Hawaii ("Hotel Corp."), instituted legal proceedings in the Circuit Court for the First Circuit of Hawaii against Andre S. Tatibouet, the president of Hotel Corp. This action arises out of a document styled "Cooperation Agreement" that was signed by Andre S. Tatibouet, purporting to act on behalf of Hotel Corp., on the one hand, with Cendant Global Services B.V. and Aston Hotels & Resorts International, Inc., on the other hand. The Cooperation Agreement contains several provisions that are detrimental to Hotel Corp., including provisions purporting to transfer certain intellectual property and limit certain intellectual property rights held by Hotel Corp. Hotel Corp. seeks monetary damages for breach of fiduciary duty, fraud and negligent misrepresentation. By order of the Circuit Court, the claims asserted by Hotel Corp. in the lawsuit have been consolidated with an arbitration demand, filed with the American Arbitration Association by Mr. Tatibouet, in which he alleges various breaches of his employment agreement with Hotel Corp. The arbitration hearing took place in September 2001, where Mr. Tatibouet claimed damages of approximately $17.5 million and ResortQuest claimed damages of approximately $4.7 million.

        Also on May 26, 2000, ResortQuest International and Hotel Corp. brought action in the Circuit Court for the First Circuit of Hawaii against Cendant Corporation, Aston Hotels & Resorts International, Inc. and Cendant Global Services B.V. ("Defendants). It is the position of ResortQuest and Hotel Corp. that the Cooperation Agreement is voidable because (i) it was entered in breach of a prior agreement between ResortQuest and the parent company of Cendant Clobal Services B.V. and Aston Hotels & Resorts International, Inc., Cendant Corporation, and (ii) it was entered into by an interested director and officer of Hotel Corp. who was engaging in self-dealing. Accordingly,

ResortQuest and Hotel Corp. seek damages for breach of contract against Cendant, and the equitable remedies of recission and replevin. We believe that we have meritorious claims and will prevail in each matter.

        Coastal Resorts.    Pursuant to an exclusive listing agreement with Bear Trap Farms ("BTF") dated March 1, 2000, Coastal Resorts Realty receives real estate sales commissions of 6% of the full purchase price of each new home sold at the Village of Bear Trap Dunes golf resort community in Ocean View, Delaware. Under the agreement, Coastal Resorts Realty also was required to develop a marketing plan, at its own expense, to promote home sales in the BTF community. This agreement terminated on May 26, 2001. Mr. Freeman is president and sole stockholder of BTF.

        BTF paid Coastal Resorts Realty an aggregate of $1,439,855 under the agreement in 2001.

        Coastal Resorts Management has a management agreement with CMF Fitness, Inc., dated June 1, 1996, to manage the Sea Colony Fitness Center for $5,833 a month. CMF Fitness is a wholly owned subsidiary of CMFA. CMF Fitness paid Coastal Resorts Management $47,980 in 2001, under the agreement. The agreement terminated on September 8, 2001.

        Pursuant to an agreement with Sea Colony Water Company, L.L.C., dated January 1, 1997, Coastal Resorts Management was appointed exclusive agent for and manager of the Sea Colony Water Plant. Sea Colony Water is a wholly owned subsidiary of CMFA. Under the terms of the agreement, Coastal Resorts Management is entitled to retain all revenue collected by the water plant, less costs and expenses and certain payments to Sea Colony Water. Coastal Resorts Management received net revenues of $130,470 in 2001 from its management of the water plant. This agreement terminated on August 24, 2001.

        Pursuant to an agreement dated January 1, 1998, CMFA appointed Coastal Resorts Management as its exclusive agent for the management of a private thoroughfare running through the Sea Colony West condominium complex. Payments to Coastal Resorts Management equal 20% of total budget expenditures for management of the road under a budget prepared by Coastal Resorts Management and approved by CMFA. CMFA paid Coastal Resorts Management $11,148 under the agreement in 2001. This agreement expired in December 2000, but has been extended on a month to month basis.

        Pursuant to an agreement, dated as of January 1, 1998, between CMFA and Coastal Resorts Management, CMFA has appointed Coastal Resorts Management as CMFA's exclusive agent, for the period from January 1, 1998 to December 31, 2000, for the collection of ground rents owed to CMFA by condominium unit homeowners in the Sea Colony condominium development in Bethany Beach, Delaware. The agreement provides for CMFA to pay Coastal Resorts Management an administration fee equal to 3% of net ground rents collected under the agreement. In 2001, CMFA paid Coastal Resorts Management $37,804 under this agreement. In December 31, 2001, this agreement was extended until December 31, 2002, with the terms and conditions under the original agreement applying.

ITEM 2 — OTHER MATTERS

        The Board of Directors is not aware of any other matter to be presented for action at the meeting. If any other matter requiring a vote of the shareholders should arise, the proxies (or their substitutes) will vote in accordance with their best judgment.

(Front)
RESORTQUEST INTERNATIONAL, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints David L. Levine, James S. Olin and J. Mitchell Collins, or any of them individually and each of them with full power of substitution to represent them and to vote as designated below all of the shares of Common Stock of the ResortQuest International, Inc., which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on Thursday May 30, 2002, at The Peabody Hotel, 149 Union Avenue, Memphis, TN 38103, and at any postponements or adjournments thereof.

(Continued and To Be Signed on Reverse Side)

(Reverse)

The Board of Directors recommends a vote FOR approval of each of Items 1 and 2.

1.	ELECTION OF DIRECTORS	FOR ALL nominees listed below (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐

William W. Abbott, Jr. Colin V. Reed Theodore L. Weise	Elan J. Blutinger David C. Sullivan	David L. Levine Joseph V. Vittoria

(Instructions: To withhold authority to vote for any individual nominee, strike through the nominee's name above.)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Dated:	, 2002	Signature
Signature, if held jointly

NOTE: Signatures should be identical with the name typed on the Proxy. Joint owners should each sign personally. Persons signing as attorney, executor, administrator, trustee or guardian should give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If partnership, please sign in partnership name by authorized person.